Exhibit 99.2

Product and Segment Revenues
Unaudited
(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Product revenues:
Carrier Systems	$86,750	$58,093
Business Networking	36,363	26,457
Loop Access	42,409	42,477
Total	$165,522	$127,027

Subcategories included in the above:
Broadband Access (included in Carrier Systems)	$51,782	$36,362
Optical Access (included in Carrier Systems)	20,916	11,259
Internetworking (Netvanta & Multi-service Access Gateways) (included in Business Networking)	32,883	22,183
Total Growth Products	105,581	69,804
Percentage of Total Revenue	64%	55%

HDSL (does not include T1) (included in Loop Access)	40,945	39,930
Other Products (excluding HDSL)	18,996	17,293
Total Traditional Products	59,941	57,223
Percentage of Total Revenue	36%	45%

Total	$165,522	$127,027

Segment Revenues:
Carrier Networks	$132,360	$99,524
Enterprise Networks	33,162	27,503
Total	$165,522	$127,027

Sales by Geographic Region:
United States	$153,113	$120,300
International	12,409	6,727
Total	$165,522	$127,027